Exhibit 99.1

Contact:	Joe Scopelliti, 866-832-4474, jjscopelliti@pplweb.com
PPL Susquehanna

Unit 2 at Susquehanna Nuclear Power Plant Shut Down for Turbine Inspection

BERWICK, Pa. (Sept. 6, 2014) -- Operators at PPL Corporation's Susquehanna nuclear power plant disconnected Unit 2 from the regional electric grid Saturday (9/6) to inspect its turbine blades. Data from the extensive vibration monitoring equipment installed on the turbine indicates that a few turbine blades may have developed small cracks.
“Our decision to shut down Unit 2 at this time, based on the vibration data, reflects our continuing commitment to the plant’s long-term safety and reliability,” said Timothy S. Rausch, PPL Susquehanna senior vice president and Chief Nuclear Officer.
While the unit is shut down, workers will perform additional maintenance activities that can be done only when the unit is not operating.
PPL Susquehanna installed newly designed blades on the Unit 1 turbine earlier this year, and based on their performance, is preparing to install similar blades during the next scheduled Unit 2 refueling and maintenance outage in the spring of 2015.
The new blades are designed to reduce vibration, which is believed to be a primary contributor to cracking. Monitoring of the Unit 1 turbine since the new blades were installed has shown significantly reduced vibration levels. Unit 1 continues to operate at full power.
The financial impact of the current outage is not expected to be material. PPL Corporation is maintaining its 2014 forecast of $2.20 to $2.40 per share in earnings from ongoing operations. The forecast for reported earnings is a range of $1.70 to $1.90 per share, reflecting special items recorded through the second quarter.
The Susquehanna plant, located in Luzerne County about seven miles north of Berwick, is owned jointly by PPL Susquehanna LLC and Allegheny Electric Cooperative Inc. and is operated by PPL Susquehanna.
PPL Susquehanna LLC is one of PPL Corporation's generating affiliates. PPL Corporation (NYSE: PPL), with 2013 revenues of $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. PPL recently announced an agreement to combine its competitive generation company with the competitive generation business of Riverstone Holdings LLC to form Talen Energy Corporation, a highly competitive independent power producer. More information is available at www.pplsusquehanna.com and www.pplweb.com.

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